Exhibit 5

Sealed Air Corporation

200 Riverfront Boulevard

Elmwood Park, New Jersey 07407

Telephone: (201) 791-7600

Fax: (201) 703-4113

June 4, 2014

Sealed Air Corporation

200 Riverfront Boulevard

Elmwood Park, New Jersey 07407

Ladies and Gentlemen:

I am the Vice President, General Counsel and Secretary of Sealed Air Corporation, a Delaware corporation (the “Corporation”), and as such have represented the Corporation in connection with a Registration Statement on Form S-8 (the “Registration Statement”) providing for the registration under the Securities Act of 1933, as amended, of 4,415,251 shares (the “Shares”) of the Corporation’s Common Stock, par value $0.10 per share (the “Common Stock”) which may be issued by the Corporation pursuant to the 2014 Omnibus Incentive Plan (the “Plan”).

I have been advised that the authorization of the Shares for issuance under the Plan was approved by the board of directors of the Corporation (the “Board of Directors”) on February 18, 2014, subject to the approval of the Plan by the stockholders of the Corporation (the “Stockholders”) at the 2014 annual meeting (the “Annual Meeting”), which approval was obtained on May 22, 2014.

As counsel for the Corporation, in addition to participating in the preparation of the Registration Statement, I have reviewed the Plan, the resolutions adopted by the Board of Directors on February 18, 2014 approving and adopting the Plan and authorizing the reservation for issuance of the Shares under the Plan and the listing of the Shares on the New York Stock Exchange, Inc., and a resolution adopted by the Stockholders at the Annual Meeting approving the Plan. I have also reviewed such corporate records, documents, instruments and certificates and have made such other inquiries as I have deemed necessary in order to enable me to render this opinion.

As to factual matters, I have relied on originals or copies authenticated to my satisfaction of the documents referred to above and such other documents as I have considered necessary to form a basis for rendering this opinion.

Based on the foregoing, I am of opinion that:

1.	The Corporation is duly incorporated and validly existing as a corporation in good standing under the laws of the State of Delaware.

2.	The Shares, when sold pursuant to the Registration Statement and the terms and conditions of the Plan, will be legally issued, fully paid and nonassessable shares of Common Stock of the Corporation.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement and to the reference to me in Item 5 of the Registration Statement.

Very truly yours,

/s/ Norman D. Finch Jr.
Norman D. Finch Jr. Vice President, General Counsel and Secretary